Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Digital Realty Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(c)(1)	12,075,000(2)	$144.60	$1,746,045,000	0.00014760	$257,716.25

Fees Previously Paid	N/A	—	—	—	—	—	—	—

	Total Offering Amounts					$1,746,045,000		$257,716.25

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$257,716.25

(1)

The registration fee is calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The offering price and registration fee are based on the average of the high and low prices for shares of the registrant’s Common Stock, $0.01 par value per share (the “Common Stock”), on May 7, 2024 as reported on the New York Stock Exchange. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-270596, except with respect to unsold securities that have been previously registered.

(2)	Includes the potential issuance of shares of Common Stock pursuant to the underwriters’ option to purchase additional shares.